Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") by and between Dawson Geophysical Company, a Texas corporation (the "Company"), and Ian Shaw (the "Executive") is entered into this 14th day of December, 2023, effective as of November 20, 2023 (the "Effective Date"). The Company and the Executive are hereinafter collectively referred to as the "Parties."

RECITALS

WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:

1.	Definitions.

For purposes of this Agreement, the following definitions shall apply:

a.	"Board" shall mean the Board of Directors of the Company.

b.	"Confidential Information" is defined as information the Executive learns as a consequence of or through employment by the Company (including information conceived, originated, discovered, or developed by the Executive), not generally known in the trade or industry and not freely available to persons not employed by the Company, about the Company's products, services, processes, and business operating procedures, or those of any organization to whom the Company is bound by contract, including, but not limited to, trade secrets and information relating to research, development, inventions, equipment, services, distribution, manufacturing, purchasing, marketing, customer lists, financial data, engineering, business opportunities or ventures and information relating to the analysis, computation and estimation of the physical properties of three dimensional porous media. For clarity, Confidential Information shall include all information generated by the Executive that is derived from, contains, reflects or incorporates the information provided as Confidential Information.

c.	"Work Product" is defined as all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, improvements and all other developments, whether tangible or intangible, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by the Executive during the Term, alone or with others, whether or not during work hours or on the Company's premises, which are (i) within the scope of business operations of the Company, or a reasonable or contemplated expansion thereof, (ii) related to any Company work or project, present, past or contemplated, (iii) created with the aid of the Company's materials, equipment or personnel, or (iv) based upon information to which the Executive has access as a result of or in connection with his employment with the Company.

2.	Employment.

a.	Employment by the Company. The Company hereby employs the Executive in the capacity of part-time (or “fractional”) Chief Financial Officer, and the Executive hereby accepts such employment, upon the terms and conditions of this Agreement. During the Term, the Executive shall have the duties and responsibilities commensurate with those normally associated with someone in the position of Chief Financial Officer, and as may otherwise be reasonably assigned to the Executive by the Board or the Chief Executive Officer of the Company.

b.	Duties. During the Term, the Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties in accordance with all policies and procedures of the Company. The Company acknowledges that the Executive is an employee of Wilks Brothers, LLC and may continue to be so employed during the Term and, that, therefore, the Executive is only obligated hereunder to devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Executive represents that he is not, and that during the Term he shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term, the Executive shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that any conflict has arisen and is material, the Company may terminate the Agreement immediately upon written notice.

3.	Term

The term of this Agreement (and Executive’s employment hereunder) shall commence as of the Effective Date and continue until terminated in accordance with Section 5(a) (the "Term").

4.	Compensation.

a.	Monthly Fee. In consideration of the services to be rendered by the Executive during the Term pursuant to this Agreement, the Executive shall be paid $10,000 per month (the “Monthly Fee”), which shall be payable in accordance with the Company’s usual payroll practices.

b.	Benefits. As a part-time employee of the Company, the Executive acknowledges that, to the extent permitted by applicable law and plan documents (and unless otherwise determined by the Company), the Executive shall not be entitled to participate, and that the Executive has no expectation of participating, in the health, welfare, retirement, pension, life insurance, disability or similar plans, programs and arrangements generally made available to employees of the Company or its affiliates.

c.	Reimbursed Expenses. Reasonable expenses actually incurred by the Executive in direct conduct of the Company's business shall be reimbursed to the Executive to the extent they are reimbursable under the established policies of the Company. Any such reimbursement of expenses shall be made by the Company in accordance with its established policies (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive and the Executive right to reimbursement shall not be subject to liquidation or exchange for another benefit).

5.	Termination.

a.	Termination of Employment. The Executive’s employment with the Company is at-will. This Agreement (and the Executive’s employment hereunder) shall terminate automatically upon the Executive’s death or disability (defined as any illness or other incapacity which is reasonably likely to prevent the Executive from continuing to perform the duties of his job for a period of more than three months). Either Party can terminate this Agreement (and the Executive’s employment hereunder) by giving thirty (30) days advance written notice to the other Party of such termination, and the Agreement (and the Executive’s employment hereunder) shall terminate on the effective date of termination as set forth in such notice. Notwithstanding the foregoing, the Company may terminate this Agreement (and the Executive’s employment hereunder) immediately upon written notice in the event (i) Executive materially fails to comply with his obligations or to otherwise perform his duties hereunder, (ii) Executive engages in any action that could adversely affects or could reasonably be expected to adversely affect the business or reputation of the Company in any material respect or (iii) in the event of a conflict of interest as provided in Section 2(b) hereof.

b.	No Severance Entitlements. Executive shall not be entitled to any payments or benefits under this Agreement in connection with the termination of his employment for any reason, other than payment of any portion of the Monthly Fee that is then due and payable for services rendered hereunder up to and including the date of such termination.

c.	Return of Company Property. Upon termination of the Executive’s employment with the Company, the Executive (or, in the event of death, the Executive’s estate) shall promptly deliver to the Company all of the Company's property in the Executive’s possession or under the Executive’s control or related to the Company's business, including but not limited to any vehicle, keys, records, notes, books, maps, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment (including any of the foregoing reflecting or containing any information relating to any assets or projects in which the Company has any direct or indirect interest), and all other Confidential Information (as defined below), and shall retain no copies or duplicates of any such property or Confidential Information.

d.	Defense of Claims. The Executive agrees that, upon the request of the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that relate to the Executive's areas of responsibility during the Executive's employment with the Company, except if the Executive's reasonable interests are adverse to the Company or its affiliate(s), as applicable, in such claim or action. The Company agrees to reimburse the Executive for all of Employee's reasonable travel and other direct expenses in accordance with Section 4(c) incurred, or to be reasonably incurred, to comply with the Executive's obligations under this Section 5(d); provided, Executive provides reasonable documentation of same.

6.	Confidentiality

a.	Provision of Confidential Information; Acknowledgements. During the Term, in order to assist the Executive with the Executive’s duties, the Company agrees to provide the Executive with Confidential Information. The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive acknowledges and agrees that, as between the Executive and the Company, the Confidential Information is now, and will at all times remain, the exclusive property of the Company, and the Executive has no ownership interest in any Confidential Information.

b.	Non-Disclosure of the Confidential Information. The Executive covenants and agrees that during the Term and following the termination (for any reason) of this Agreement, the Executive will keep secret and treat confidentially the Confidential Information, and will not disclose any Confidential Information to any person or entity for any purpose other than as directed by the Company in connection with the business and affairs of the Company nor shall the Executive use any Confidential Information for any purpose other than as directed by the Company in connection with the business and affairs of the Company. The Executive will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of the Company absent specific consent or as necessary for the Executive to carry out his job duties for the Company. This contractual confidentiality obligation shall be in addition to, and in no way a limitation of, all such confidentiality obligations as may exist at law or in equity.

7.	Discoveries and Inventions

a.	Assignment of Work Product to the Company. The Executive assigns and agrees to assign to the Company, without additional compensation, all the Executive's right, title, and interest in and to any and all Work Product and any related or associated intellectual property. For clarity, Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision. If any such Work Product is created wholly or in part by the Executive during the Executive's hours of actual work for the Company, or with the aid of the Company's materials, equipment, or personnel, or at the premises of the Company, or resulted from or in any way were derived or generated by performance of the Executive's duties under this Agreement, or is in any way related to or derived from the services or products the Company produces or offers, then such creation shall be deemed conclusively to have occurred in the course of the Executive's employment. It is recognized that the Executive will perform the duties assigned to the Executive at times other than the Executive's actual working hours and the Company's rights hereunder shall not be diminished because the Work Product was created at such other time.

b.	Cooperation; Grant of License. The Executive agrees to perform all acts necessary or reasonably requested by the Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to the Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to the Company patent, copyright or any other intellectual property protection in the United States and any foreign jurisdiction. In the event the Company is unable to secure the signature of the Executive to any document required to file, prosecute, register or memorialize the assignment of any patent copyright maskwork, the Executive irrevocably appoints the Chief Executive Officer of the Company as the Executive's agent and attorney in fact to act for and on behalf of and instead of the Executive to take such actions needed to enforce and obtain the Company's rights hereunder. To the extent any of the Executive's rights, title or interest to the Work Product cannot be assigned to the Company, the Executive grants and will grant an exclusive, worldwide, transferable, irrevocable, royalty-license (with rights to sublicense without consent of the Executive) to the Company to exploit fully such Work Product. These obligations shall continue beyond the termination of this Agreement and shall be binding upon the Executive's assigns, executors, administrators and other legal representatives.

8.	Injunctive Relief

The Executive acknowledges that the Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Sections 6 or 7 were not performed in accordance with their specific terms or were to be otherwise breached. Therefore, the Company shall be entitled to specifically enforce the restrictions in Sections 6 and/or 7 without the necessity of proving actual damages or posting a bond of any type or size, in addition to any other remedy to which the Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive.

9.	Arbitration

a.	Subject to subsections Sections 9(b) and 9(d) below, any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement or the Executive's employment with the Company will be finally settled by arbitration in Midland, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association ("AAA"). The arbitration award shall be final and binding on both parties.

b.	Any arbitration conducted under this Section 9 shall be heard by a single arbitrator (the "Arbitrator") selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the Arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

c.	The Company shall pay all AAA, arbitration, mediation and arbitrator fees and costs. Each party shall bear its own costs and attorneys' fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

d.	Notwithstanding Section 9(a) above, an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

e.	By entering into this Agreement and entering into the arbitration provisions of this Section 9, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

f.	Nothing in this Section 9 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

10.	Miscellaneous

a.	Severability. If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. The Executive hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

b.	Entire Agreement. This Agreement contains all of the terms, conditions and agreements of the Parties with respect to the Executive's employment by the Company and cancels, supersedes or amends, as applicable, all prior agreements and understandings between the Parties relating to the Company's employment and compensation of the Executive for any period and in any capacity whatsoever.

c.	Withholding and other Deductions. The Company shall have the right to deduct from the Monthly Fees, other compensation payable to the Executive, and any other payments that the Company may make to the Executive pursuant to the terms hereof, social security taxes and all federal, state, and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required as charges on the compensation of the Executive.

d.	Headings; Interpretation. The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a "Section" shall be deemed to refer to a section of this Agreement.

e.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to the Executive at either the office of the Company to which the Executive is assigned or to his last known home address, and to the Company addressed to the Secretary of the Company at 508 West Wall, Suite 800, Midland, Texas 79701 (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate.

f.	Modification; Waiver. No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board to sign such modification, amendment or waiver. A waiver by any Party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches. A waiver by any Party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future. No delay or omission by a Party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default. No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

g.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by the Executive. The Company may, without the Executive's consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company.

h.	Applicable Law; Venue. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

i.	Section 409A. This Agreement is intended to provide payments that are exempt from, or to the extent not exempt, compliant with the provisions of Section 409A of the Internal Revenue Code (the "Code") and related regulations and Treasury pronouncements ("Section 409A"), and the Agreement shall be interpreted accordingly.

j.	Survival of Obligations. The Parties expressly agree the provisions of Sections 5 through 12 shall survive the termination of this Agreement.

k.	Knowledge and Legal Representation. THE EXECUTIVE ACKNOWLEDGES THAT THE Executive HAS CAREFULLY READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

l.	Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the Parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

m.	Attorneys' Fees. In the event of any litigation in relation to this Agreement, the prevailing Party, in addition to all other sums to which such Party may be entitled, shall be further entitled to recovery of all costs of such litigation, including reasonable attorneys' fees.

[signature page follows]

IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement on the 14th day of December, 2023.

THE EXECUTIVE:

/s/ Ian Shaw
Name: Ian Shaw

COMPANY:

DAWSON GEOPHYSICAL COMPANY

By:	/s/ William A. Clark
Name:	William A. Clark
Title:	President and Chief Executive Officer